SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2015

EXA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35584	04-3139906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

55 Network Drive, Burlington, Massachusetts 01803

(Address of principal executive offices) (Zip Code)

(781) 564-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2015, the Board of Directors (the “Board”) of Exa Corporation (the “Company”) appointed Mark Fusco to serve as a Class I Director for a term expiring at the Company’s 2016 annual meeting of stockholders. The Board determined that Mr. Fusco is “independent” under the independence standards of the NASDAQ Global Market.

In connection with his appointment to the Board, Mr. Fusco will receive an option to purchase 15,384 shares of our common stock at an exercise price of $10.74 per share, which was the closing price per share of our common stock on August 17, 2015, as reported on the NASDAQ Global Market. Pursuant to our compensation policy for non-employee directors, Mr. Fusco will also receive a cash fee of $29,167, to be paid quarterly in arrears, and an equity grant of 3,880 restricted stock units that has a fair market value on the date of grant equal to $41,667, which represent the annual cash fee and annual equity grant of restricted stock units that we pay to our non-employee directors, prorated to reflect Mr. Fusco’s partial year of service during the current fiscal year.

Our press release announcing the election of Mr. Fusco is attached as Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1. Press Release, dated August 19, 2015, entitled “Exa Announces the Addition of Mark Fusco to its Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXA CORPORATION

By:	/s/ Stephen A. Remondi
Stephen A. Remondi
Chief Executive Officer and President

Date: August 19, 2015

Exhibit Index

Exhibit Number	Description

99.1	Press Release, dated August 19, 2015, entitled “Exa Announces the Addition of Mark Fusco to its Board of Directors.”

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